Exhibit 10.24

OpenDoor Labs Inc.

1 Post Street, 11th Floor
San Francisco, California 94104

September 14, 2020

Dear Eric:

Opendoor Labs Inc., a Delaware corporation (the “Company”), is pleased to offer you continued employment as the Company’s Chief Executive Officer (“CEO”) on the terms described below in this letter agreement (this “Agreement”). This Agreement shall become effective on the date that it is signed by you (the “Effective Date”) and shall amend and restate your offer letter agreement dated as of January 6, 2020.

1.             Employment & Board Position. You have been employed with the Company as the Company’s CEO, and will continue to provide services to the Company as its CEO, reporting to the Company’s Board of Directors (the “Board”). By signing this Agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties to the Company. You will be expected to continue to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. You will continue to work out of the Company’s offices in San Francisco, California. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein.

You also will continue to serve on the Board. In the event your employment with the Company is terminated for any reason or if you are no longer CEO of the Company, you shall and hereby do resign your position as a member of the Board, effective as of your employment termination date or the date you are no longer CEO of the Company, as applicable.

2.             Compensation. Effective as of January 1, 2020, you will be paid base salary at the annual rate of $325,000, less applicable deductions and withholdings, to be paid in accordance with the Company’s payroll practices that may be in effect from time to time.

3.             Benefits. You will continue to be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

4.              Equity.

(a)           Previous Equity Awards. Prior to January 6, 2020, you were granted or purchased various equity interests in the Company, which shall continue to be governed by the terms of the applicable equity agreements and any equity incentive plan under which such interests were awarded.

(b)           New Equity Awards. Subject to the approval of the Board and in connection with this Agreement, the Company anticipates granting you or has granted to you the following equity awards:

(i)       Pre-Listing Restricted Stock Units. The Company has granted to you restricted stock unit awards covering 737,551 and 627,010 shares of the Company’s Common Stock (“Shares”) the “Pre-Listing RSUs”) under the Company’s 2014 Stock Plan (the “Plan”). The Pre-Listing RSUs are subject to both time- and liquidity-based vesting requirements. The time-based vesting requirement has a vesting commencement date of November 1, 2019, and shall be satisfied quarterly over a four-year period (subject to your continuous service relationship with the Company on each such vesting date). The liquidity-based vesting requirement shall be satisfied on the consummation of the first to occur of a Change of Control or an IPO (as defined in the Company’s standard RSU grant documentation), provided that, in either case, such event occurs prior to the seventh anniversary of the grant date of the Pre-Listing RSUs.

As an additional benefit to you, if: (i) the Company consummates a Change of Control (as defined in the Plan); and (ii) your employment is terminated by the Company without Cause (as defined herein) or if you resign from the Company for Good Reason (as defined herein), in either case in connection with or within 12 months after a Change of Control (such termination a “Qualifying Termination”); then effective as of your employment termination date, 100% of your then remaining unvested Pre-Listing RSUs shall become fully vested. Acceleration of the Pre-Listing RSUs is conditioned upon: (i) you continuing to comply with your obligations under this Agreement and your Confidential Information and Invention Assignment Agreement; and (ii) you signing, delivering to the Company, and allowing to become effective a general release of claims in favor of the Company in a form provided by the Company (the “Release”) within the applicable time period set forth therein.

For purposes of this Agreement, “Cause” means your employment is terminated for any of the following reasons: (i) any material breach by you of this Agreement, the Confidentiality Agreement or any material written policy of the Company and, if curable, your failure to cure such breach within 30 days after receiving written notice thereof; (ii) intentional repeated willful misconduct or gross neglect of your duties and your failure to cure, if curable, such condition within 30 days after receiving written notice thereof; (iii) your willful repeated failure to follow reasonable and lawful instructions from the Board of Directors of the Company, and your failure to cure, if curable, such condition within 30 days after receiving written notice thereof; (iv) your conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (v) your commission of or participation in an act of fraud against the Company; or (vi) your intentional material damage to the Company’s business, property or reputation.

For purposes of this Agreement, “Good Reason” shall mean your resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your job responsibilities, duties, authority, or title (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in job responsibilities); (ii) a material reduction in your level of base compensation or total compensation unless such reduction is in connection and proportional to reductions to the compensation reductions to the other members of the management team and such reduction does not exceed 20% of your total cash compensation; (iii) a material breach of this Agreement or the Confidentiality Agreement by the Company; or (iv) a relocation of your principal place of employment that increases your one-way commute by more than 45 miles.  In addition, in order to terminate employment for Good Reason, you must notify the Company in writing of the circumstances constituting Good Reason within 30 days after the first occurrence of the circumstance giving rise to Good Reason setting forth the basis for your resignation and the Company shall have 30 days after your written notice is received in which to cure.  In the event the Company fails to cure within such 30-day period, you must resign from all positions you hold with the Company effective no later than 30 days after the expiration of such cure period.

(i)           Post-Listing Restricted Stock Units. In addition, the Company anticipates granting you a restricted stock unit award covering 9,202,707 shares of the Company or any parent or successor entity of the Company (as adjusted as set forth on Exhibit A) (the “Post-Listing RSU” and together with the Pre-Listing RSUs, the “RSUs”), which shall be granted to you prior to a Listing Event, provided that the Listing Event occurs at any time prior to December 31, 2024. The Post-Listing RSU shall vest as set forth on Exhibit A attached to this Agreement, shall have a term of seven years (from the grant date of such Post-Listing RSU) and shall not be entitled to receive any accelerated vesting in connection with a Change of Control or termination of your employment. As an additional benefit to you, in the event your employment is terminated without Cause or you resign for Good Reason after the Post-Listing RSU is granted but prior to such time as the performance-based vesting criteria for the Post-Listing RSU set forth on Exhibit A are satisfied, the Post-Listing RSU shall remain outstanding and shall vest as to performance when the applicable performance-based vesting criteria are satisfied, provided they are satisfied within 60 days after such termination. In the event such performance-based vesting criteria are not satisfied by the end of such 60-day period, the Post-Listing RSU will expire.

The RSUs shall provide for an automatic sell-to-cover arrangement in respect of applicable withholding taxes following the first release of shares from the Lockup (as defined on Exhibit A), if any. Shares in respect of any vested portion of the RSUs shall be delivered to you as soon as reasonably practicable following the applicable vesting date but in no event later than two and one-half months after the end of the calendar year following the calendar year in which such RSUs vest. The RSUs shall also be subject to the provisions of the equity incentive plan under which they are awarded and the applicable RSU award agreement.

5.             Confidential Information and Invention Assignment Agreement. You must continue to comply with the terms of the Confidential Information and Invention Assignment Agreement that you previously executed with the Company, dated December 30, 2013, which remains in full force and effect.

6.             Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time, with or without Cause and with or without advance notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Board.

7.             Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. The Company hereby consents to you continuing to render services to Culdesac and DivvyHomes pursuant to the advisory agreements you currently have with such companies, so long as such activities continue not to interfere with the performance of your duties to the Company. In addition, you may make an equity investment in any private company without the Company’s consent, provided that (a) such company is not, and is not expected to become, competitive with the Company, (b) you do not own 5% or more of the fully-diluted equity capitalization of such company after such investment, (c) you do not sit on the board of directors of such company (or participate in board of directors meetings as an observer), and (d) such investing activities do not interfere with the performance of your duties to the Company.

8.             Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

9.             Miscellaneous.

(a)           Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b)           Entire Agreement / Representations. You acknowledge and agree that as of your execution of this Agreement, you have been paid all compensation and benefits owed by the Company for your services to date (other than the current payroll), and your sole entitlement to any compensation or benefits from the Company will be as set forth in this Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof.

(c)           Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Facsimile and electronic image signatures (including ..pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.

(d)           Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.

(e)           Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(f)            Waiver. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.

(g)           Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to: (i) conduct business electronically; (ii) receive such documents and notices by such electronic delivery; and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

10.           Arbitration. You agree that any and all disputes relating to or regarding your employment, including disputes regarding compensation and any and all other conflicts, shall be resolved by final and binding arbitration. You further agree that such disputes shall be resolved on an individual basis only, and not on a class, collective or representative basis on behalf of other employees (“Class Waiver”), to the extent permitted by applicable law. Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration. Notwithstanding the foregoing, this Arbitration section shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004 (as amended), the California Fair Employment and Housing Act (as amended), or the California Labor Code (as amended), to the extent any such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act (“FAA”) or otherwise invalid.

You and the Company agree to bring any dispute in arbitration before a single neutral arbitrator with JAMS, Inc. or its successor (“JAMS”), in San Francisco, California, pursuant to the JAMS Employment Rules & Procedures (which can currently be reviewed at http://www.jamsadr.com/rules-employment-arbitration/). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this letter agreement or your employment (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). This paragraph shall be construed and interpreted in accordance with the laws of the state in which you work and the FAA. In the case of a conflict, the FAA will control. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Arbitration is not a mandatory condition of your employment. If you wish to opt out of this arbitration agreement, you must notify the Company in writing by sending an email to [*****] stating your intent to opt out within 30 days of signing this letter agreement.

To indicate your acceptance of the Company’s offer of continued employment, please sign and date this letter in the space provided below and return it to me within two business days after the date of this letter.

Very truly yours,

OpenDoor Labs Inc.

By:
Glenn Solomon
On behalf of the Board of Directors

ACCEPTED AND AGREED:

Eric Wu

9/14/2020
Date

Exhibit A

Post-Listing RSU Terms

The terms below shall apply to your Post-Listing RSU:

A “Listing Event” shall mean (a) an initial public offering or direct listing of any class of common stock of the Company or (b) a merger (or similar transaction) with a special purpose acquisition company, the result of which that any class of common stock of the Company or the parent or successor entity of the Company is listed on the New York Stock Exchange, the Nasdaq Stock Market or other securities exchange.

The Post-Listing RSU shall vest, subject to your continued performance of services to the Company through the applicable vesting date, based on achievement of the share price milestones set forth below. The share price shall be calculated based on the volume weighted average closing price (“VWAP”) of the class of common stock that is publicly traded over any 60-day period starting on a date on or after the first trading day of such class of common stock following the first release of shares from any lockup agreement restricting sales of shares following any Listing Event (the “Lockup”), or the value of shares paid for all of the shares of each class of common stock of the Company or its parent or successor entity in connection with a Change of Control following a Listing Event. In the event of a stock-for-stock acquisition, the value of the acquiror’s shares shall be valued based on the 60-day VWAP ending on and including the trading day occurring on the day prior to consummation of such Change of Control.

Each of the following share amounts and share prices shall be automatically adjusted in the event of stock splits, any extraordinary dividend or other extraordinary distribution, combinations and the like occurring prior to the date of grant. Further, in the event the Listing Event is a merger (or similar transaction) with a special purpose acquisition company, (a) the share prices set forth below (as so adjusted) shall be further adjusted by dividing them by the conversion ratio in such transaction (i.e., the number of shares of parent or successor entity stock (plus the share equivalent of any cash or other consideration) delivered with respect to each share of Company common stock) and (b) the number of shares set forth below (as so adjusted) shall be further adjusted by multiplying them by such conversion ratio, rounding to the nearest whole share.

Share Price Milestones:

•	1,533,785 Shares at $29.29
•	1,533,785 Shares at $38.07
•	1,533,785 Shares at $49.49
•	1,533,785 Shares at $64.34
•	1,533,785 Shares at $83.64
•	1,533,785 Shares at $108.74